As filed with the Securities and Exchange Commission on August 13, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DATA DOMAIN, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	94-3412175
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2300 Central Expressway

Santa Clara, CA 95050

(408) 980-4800

(Address of principal executive offices) (Zip Code)

2007 EQUITY INCENTIVE PLAN

2002 STOCK PLAN

(Full title of the Plans)

Frank Slootman

President and Chief Executive Officer

2300 Central Expressway

Santa Clara, CA 95050

(408) 980-4800

(Name and address of agent for service)

(408) 980-4800

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Options and Rights to purchase Common Stock	19,237,533	N/A	N/A	N/A
Common Stock (par value $0.0001) shares	19,237,533	$26.09	$501,907,235.97	$15,408.55

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2007 Equity Incentive Plan and the 2002 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Data Domain, Inc.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low price per share of Common Stock of Data Domain, Inc as reported on the Nasdaq Global Market on August 9, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Data Domain, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), in connection with Registration Statement No. 333-141716 on Form S-1 filed with the SEC on March 30, 2007, together with amendments thereto, in which there are set forth audited financial statements for the Registrant’s fiscal years ended December 31, 2004, 2005 and 2006;

(b)	(1) The Registrant’s Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended June 30, 2007;

(2) The Registrant’s Current Reports on Form 8-K filed with the SEC on July 3, 2007 and July 13, 2007; and

(c)	The Registrant’s Registration Statement on Form 8-A (No. 001-33517) filed with the SEC on June 5, 2007, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) in which there are described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law for transactions from which the director derived any improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s restated certificate of incorporation also provides that if Delaware law is amended after the approval by its stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of its directors will be eliminated or limited to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on its behalf. The Registrant’s amended and restated bylaws provide that it shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The Registrant’s bylaws also authorize it to indemnify any of its employees or agents and permit it to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 8-A (No. 001-33517), together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(c) of this Registration Statement.

5	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 2007 Equity Incentive Plan or the 2002 Stock Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on this 13th day of August, 2007.

DATA DOMAIN, INC.

By:	/s/ Frank Slootman
Frank Slootman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Data Domain, Inc., a Delaware corporation, do hereby constitute and appoint Frank Slootman and Michael P. Scarpelli, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Slootman	President, Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2007
Frank Slootman

/s/ Michael P. Scarpelli Michael P. Scarpelli	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2007

Signature	Title	Date

/s/ Ronald D. Bernal	Director	August 13, 2007
Ronald D. Bernal

/s/ Aneel Bhusri	Chairman of the Board of Directors	August 13, 2007
Aneel Bhusri

/s/ Ronald E. F. Codd	Director	August 13, 2007
Ronald E. F. Codd

/s/ Reed E. Hundt	Director	August 13, 2007
Reed E. Hundt

/s/ Kai Li	Director	August 13, 2007
Kai Li

/s/ Jeffrey A. Miller	Director	August 13, 2007
Jeffrey A. Miller

/s/ Scott D. Sandell	Director	August 13, 2007
Scott D. Sandell

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 8-A (No. 001-33517), together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(c) of this Registration Statement.

5	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.